EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-147806, 333-139608 and 333-127423 on Form S-8 of our report dated June 26, 2009 relating to the consolidated financial statements of China Technology Development Group Corporation and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the convenience translation of Renminbi amounts into United States dollar amounts as discussed in Note 2 to the consolidated financial statements), appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2008.
/s/ Deloitte Touche Tohmatsu CPA Ltd.
Shenzhen, China
June 26, 2009